Exhibit (a)(1)(A)

AVISTAR COMMUNICATIONS CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the Avistar Communications Corporation 2000 Stock Option Plan, as amended, the Avistar Communications Corporation 2000 Director Option Plan, as amended, and the Avistar Communications Corporation 2009 Equity Incentive Plan
covering securities that have been registered under the Securities Act of 1933, as amended.

May 18, 2010

AVISTAR COMMUNICATIONS CORPORATION

Offer to Exchange Certain Outstanding Options for New Options

This offer and the related withdrawal rights will expire at 9:00 p.m., Pacific Time,

on June 15, 2010 unless we extend the expiration date.

By this offer, Avistar Communications Corporation and our subsidiary (collectively referred to as “Avistar,” the “Company,” “we,” “our” or “us”) are giving eligible service providers, including our employees, executive officers and non-employee directors (but specifically excluding our consultants), the opportunity to exchange outstanding options granted after June 16, 2000 under either our 2000 Stock Option Plan or our 2000 Director Option Plan with an exercise price of $0.68 per share or higher for a new grant of a lesser number of new options under our 2009 Equity Incentive Plan.  Eligible service providers will have the opportunity to exchange these options for new options regardless of whether the options are vested or unvested.

If you participate in the offer, the number of new options that you receive will depend on the number of options you exchange and the exercise price of those options.

We will grant new options following the expiration of the offer but on the same U.S. calendar day on which we cancel the exchanged options (the “new grant date”).  The new grant date will be June 15, 2010, unless we extend the expiration date.  If the expiration date is extended, the new grant date similarly will be delayed.  The new options will be granted under the Company’s 2009 Equity Incentive Plan.

The new vesting schedule that will apply to the new options is explained in Section 9 of this Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”).  Vesting is conditioned upon your continued service with us through each applicable vesting date, subject to the terms of your new option agreement.

Our common stock is traded on the over-the-counter market under the symbol “AVSR.PK”  On May 14, 2010, the closing price of our common stock was $0.53 per share.  You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding whether to participate in this offer.

This offer is not conditioned on a minimum number of options being submitted for exchange or a minimum number of eligible service providers participating.  However, this offer is subject to various conditions, including the approval of the offer by our stockholders.

See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must deliver a properly completed election form via facsimile or e-mail (via PDF or similar imaged document file) before the deadline, currently expected to be 9:00 p.m., Pacific Time, on June 15, 2010 to:

Deb Laudo
Avistar Communications Corporation
Fax: (650) 525-1357
E-mail:dlaudo@avistar.com

Only responses that are complete, signed and actually received by Avistar by the deadline will be accepted.  Avistar intends to confirm the receipt of your election form and/or any withdrawal form by e-mail or U.S. mail within two (2) U.S. business days.  If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or withdrawal form.  Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer.  Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to either Deb Laudo or Elias MurrayMetzger by phone at (650) 525-3328 or (650) 525-3339 or e-mail at dlaudo@avistar.com or emurraymetzger@avistar.com.

Neither Avistar nor its employees will provide tax advice specific to an individual’s circumstances or make any recommendation.  We recommend that you discuss the personal tax consequences of this offer with your personal financial, legal and/or tax advisor.

Offer to Exchange dated May 18, 2010

You should rely only on the information contained or incorporated by reference in this Offer to Exchange or documents to which we have referred you.  We have not authorized anyone to provide you with different information.  We are not making an offer of the new options in any jurisdiction where the offer is not permitted.  However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions.  You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date shown on the first page of this Offer to Exchange.  This Offer to Exchange summarizes various documents and other information.  These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SCHEDULE A	Information Concerning the Executive Officers and Directors of Avistar Communications Corporation	A-1
SCHEDULE B	A Guide to Issues for Non-U.S. Service Providers United Kingdom	B-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer.  You should read carefully this entire Offer to Exchange, the accompanying cover letter from Robert F. Kirk, our Chief Executive Officer, dated May 18, 2010, and the election and withdrawal forms together with their associated instructions.  This offer is made subject to the terms and conditions of these documents, as they may be amended from time to time.  The information in this summary is not complete.  Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents.  We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.
This offer is a voluntary opportunity for eligible service providers to exchange outstanding options granted after June 16, 2000 under either the 2000 Plan or the Director Plan with an exercise price of $0.68 per share or higher for a lesser number of new options.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

“cancellation date” refers to the same U.S. calendar day as the expiration date.  This is the date when exchanged options will be cancelled.  The cancellation date will be June 15, 2010, unless we extend the expiration date.

“change in control” refers to a “Change in Control” as defined in the 2009 Plan.

“Code” refers to the Internal Revenue Code of 1986, as amended.

“common stock” refers to Avistar Communications Corporation common stock.

“Director Plan” or “2000 Director Stock Option Plan” refers to the Company’s 2000 Director Stock Option Plan, as amended.

“eligible service provider” refers to an employee (including an executive officer) or a non-employee director of Avistar (which, for purposes of this offer, includes all subsidiaries of Avistar) as of the commencement of the offer and through the expiration date.

“eligible options” refers to options to purchase shares of Avistar’s common stock granted after June 16, 2000 that have an exercise price of $0.68 per share or higher granted under either the Company’s 2000 Stock Option Plan, as amended, or our 2000 Director Stock Option Plan, as amended, and remain outstanding and unexercised as of the expiration date.  However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of Avistar’s common stock on the expiration date.

“exchanged options” refers to all options that you exchange pursuant to this offer.

“executive officers” refers to those officers of Avistar listed on Schedule A to this Offer to Exchange.

“expiration date” refers to the date and time that this offer expires.  The expiration date will be June 15, 2010, at 9:00 p.m., Pacific Time, unless we extend the expiration date.  We may extend the expiration date at our discretion.  If we extend the offering period, the term “expiration date” will refer to the time and date at which the extended offer expires.

“new grant date” refers to the date that is the same U.S. calendar day as the expiration date and the cancellation date.  This is the date when new options will be granted.  The new grant date will be June 15, 2010, unless we extend the expiration date.

“new options” refers to the options granted in connection with this offer.  The new options will be granted on the new grant date pursuant to the 2009 Plan and subject to the terms and conditions of a new option agreement between you and the Company.  All new options granted pursuant to this offer will retain the status as the eligible option it replaces to the extent permissible under the law (e.g., if an eligible option was intended to be an incentive stock option within the meaning of Code Section 422, then the new option will be an incentive stock option to the extent permissible under the law).

“new option exercise price” refers to the exercise price per share at which new options may be exercised to purchase Avistar common stock.  The new option exercise price will be equal to the closing price per share of the Company’s common stock on the expiration date.  Therefore, your new option exercise price will not be known until the expiration date.  On the expiration date, after the close of the trading day, we will post the closing price of our common stock for that day and also deliver to you (by e-mail or other method) a notification of that closing price.

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date.  This period will commence on May 18, 2010, and will end at 9:00 p.m., Pacific Time, on June 15, 2010, unless we extend the expiration date.

“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for New Options.

“option” refers to an option to purchase shares of Avistar’s common stock.

“2000 Plan” or “2000 Stock Option Plan” refers to the Company’s 2000 Stock Option Plan, as amended.

“2009 Plan” or “2009 Equity Incentive Plan” refers to the Company’s 2009 Stock Incentive Plan.

Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 9:00 p.m., Pacific Time, on the expiration date (currently expected to be June 15, 2010):

1.           Properly complete and sign the enclosed election form.  Election forms are also available on our intranet site at http://intranet3/HR/2000%20Stock%20Option%20Plan/Forms/AllItems.aspx.

2.           Deliver the properly completed and signed election form via facsimile or e-mail (via PDF or similar imaged document file) to:

Deb Laudo
Avistar Communications Corporation
Fax: (650) 525-1357
E-mail:dlaudo@avistar.com

You should note that if you elect to participate in the exchange offer, you may pick and choose which eligible options you elect to exchange.  But if you elect to exchange an individual eligible option grant, the entire eligible portion of the grant must be exchanged.  To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a summary of your eligible options.  This will list your eligible outstanding options, the grant date of your options, the vesting status of your options, the exercise price of your options, the stock plan under which your options were granted, and the number of outstanding shares subject to your outstanding options.

This is a one-time offer, and we will strictly enforce the offering period.  We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.  (See Section 4)

We may extend this offer.  If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms and withdrawal forms, is at your risk.  Avistar intends to confirm the receipt of your election form and/or any withdrawal form by e-mail or U.S. mail within two (2) U.S. business days.  If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form.  Only responses that are complete, signed and actually received by Avistar by the deadline will be accepted.  Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.  (See Section 4)

Q3.	If I do want to participate in this offer, am I required to return my original notice(s) of grant and stock option agreement(s) for my eligible options?

A3.	No. You do not have to return your original notice(s) of grant and stock option agreement(s) for your eligible options if you would like to participate in this offer.

Q4.	How many new options will I receive for the eligible options that I exchange?

A4.	The number of new options that you receive will depend on the number of eligible options you exchange and the exercise price of those options:

Per Share Exercise Price of Eligible Option	New Options for Exchanged Options
$ 0.68 - $0.85	Four (4) new options for every five (5) exchanged options.
$ 0.86	One (1) new option for every two (2) exchanged options.
$ 0.87 - $1.20	Four (4) new options for every five (5) exchanged options.
$ 1.21 - $2.00	Seven (7) new options for every ten (10) exchanged options.
$ 2.01 - $2.91	Sixty-five (65) new options for every one hundred (100) exchanged options.
$ 2.92 - $8.50	One (1) new option for every ten (10) exchanged options.

Please note: If you choose to participate in this offer, but some of your options are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Avistar’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms.  For example, if the exercise price of your option is $0.70 per share and the closing price of Avistar’s common stock on the expiration date is $0.75, the option is not underwater and will not be an eligible option.  You will not receive any new options or other benefit for those options.  (See Section 2)

For purposes of applying the exchange ratios, fractional new options will be rounded down to the nearest whole new option on a grant-by-grant basis.  (See Section 2)

The exchange ratios separately apply to each grant of options.  This means that the various eligible options you hold may be subject to different exchange ratios.  (See Section 2)

Example 1

If you exchange an option covering 1,000 shares with an exercise price of $0.70, on the new grant date you will receive a new option exercisable for 800 shares.  This is equal to the 1,000 shares divided by 5/4 (the exchange ratio for an eligible option with an exercise price of $0.70) and rounded down to the nearest whole share.

Example 2

If you exchange an option covering 1,000 shares with an exercise price of $0.86, on the new grant date you will receive a new option exercisable for 500 shares.  This is equal to the 1,000 shares divided by 2 (the exchange ratio for an eligible option with an exercise price of $0.86) and rounded down to the nearest whole share.

Example 3

If you exchange an option covering 1,000 shares with an exercise price of $1.00, on the new grant date you will receive a new option exercisable for 800 shares.  This is equal to the 1,000 shares divided by 5/4 (the exchange ratio for an eligible option with an exercise price of $1.00) and rounded down to the nearest whole share.

Example 4

If you exchange an option covering 1,000 shares with an exercise price of $1.50, on the new grant date you will receive a new option exercisable for 700 shares.  This is equal to the 1,000 shares divided by 10/7 (the exchange ratio for an eligible option with an exercise price of $1.50) and rounded down to the nearest whole share.

Example 5

If you exchange an option covering 1,000 shares with an exercise price of $2.50, on the new grant date you will receive a new option exercisable for 650 shares.  This is equal to the 1,000 shares divided by 100/65 (the exchange ratio for an eligible option with an exercise price of $2.50) and rounded down to the nearest whole share.

Example 6

If you exchange an option covering 1,000 shares with an exercise price of $4.50, on the new grant date you will receive a new option exercisable for 100 shares.  This is equal to the 1,000 shares divided by 10 (the exchange ratio for an eligible option with an exercise price of $4.50) and rounded down to the nearest whole share.

Q5.	Who may participate in this offer?

A5.
You may participate in this offer if you are an eligible service provider (including an executive officer) of Avistar at the time of this offer and you remain an eligible service provider of Avistar or a successor entity through the new grant date.  Only eligible service providers as of the start of the offer and on the expiration date will be eligible to participate.  (See Section 1)

Q6.	Why is Avistar making this offer?

A6.
We are making this offer to restore the retention and incentive benefits of our equity awards.  We believe that this offer will foster the retention of our valuable service providers and better align the interests of our service providers and stockholders by incenting service providers to maximize stockholder value.  We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our service providers.  Our stock price, like that of many other companies, has declined significantly over the past several years.  In the same fashion as other companies, we have been impacted by the volatility in the financial and stock markets and declining consumer confidence, as well as other macro-economic factors.  As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock.  These options are commonly referred to as being “underwater.”  By making this offer, we intend to provide eligible service providers with the opportunity to receive new options that have a greater retention value because the new options will have an exercise price that will be lower than the underwater options.  (See Section 3)

Q7.	Which of my options are eligible?

A7.
Your eligible options are those options to purchase shares of common stock of Avistar issued under the 2000 Plan or the Director Plan that were granted after June 16, 2000 with an exercise price of $0.68 per share or higher and remain outstanding and unexercised as of the expiration date.  However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of Avistar’s common stock on the expiration date.  To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a summary of your eligible options.  This will list your outstanding eligible options, the grant date of your options, the vesting status of your options, the exercise price of your options, the stock plan under which your options were granted, and the number of outstanding shares subject to your outstanding options.  (See Section 2)

Q8.	Are there circumstances under which I will not be granted new options?

A8.
Yes.  If, for any reason, you no longer are an eligible service provider of Avistar on the new grant date, you will not receive any new options.  Instead, you will keep your current eligible options and the options will vest and expire in accordance with their terms.  Except as provided by applicable law and/or any service agreement between you and Avistar, your service with Avistar will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice.  (See Section 1)

Moreover, even if we accept your eligible options, we will not grant new options to you if our stockholders have not approved this offer or if we are otherwise prohibited from doing so by applicable laws.  For example, we could become prohibited from granting new options as a result of changes in the SEC or any other applicable rules which may be adopted by the over-the-counter market.  We do not anticipate any such prohibitions at this time.  If this were to occur, we would return the eligible options that you surrendered with respect to those new options that we are prohibited from granting.  (See Section 13)

In addition, if you hold an option that expires after the commencement of, but before the expiration of, this offer, that particular option is not eligible for exchange.  As a result, if you hold options that expire before the currently scheduled expiration date or, if we extend the offer period such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, those options will not be eligible for exchange and such options will continue to be governed by their original terms.  (See Section 15)

Q9.	Am I required to participate in this option exchange?

A9.
No.  Participation in this offer is completely voluntary.  To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with a schedule listing of all of your eligible options.  (See Section 2)

Q10.	If I exchange eligible options, what will be the exercise price of my new options?

A10.
The exercise price of your new options will be the fair market value of the Company’s common stock on the new grant date, which will be the closing price of our common stock reported by the over-the-counter market on the expiration date.  (See Section 9)

For purposes of illustration only, assume the closing price of Avistar’s common stock on the expiration date is $1.50 per share.  In such case, the exercise price of the new options will be $1.50 per share.  We cannot predict the exercise price of the new options.

Q11.	If I exchange eligible options, when will my new options vest?

A11.
The vesting schedule and maximum term of your current eligible options will no longer apply, and your new options will be subject to a new vesting schedule and have a new maximum term of 10 years from the new grant date.  Consequently, even if you exchange eligible options that vested prior to the expiration of this offer, the new options granted in exchange for such eligible options will be unvested and subject to a new vesting schedule.

Each new option will generally vest over a 2 or 3 year period depending on the vesting which remained under the applicable eligible option, subject to acceleration upon a change in control.  The new vesting schedule of the new options will be as follows:

Vesting Remaining on Eligible Option	Vesting Schedule of New Option
Fully vested eligible option.
The new option will vest as to 50% of the shares on the first anniversary of the new grant date, and as to 50% of the shares on the 2-year anniversary of the new grant date, subject to continued service with Avistar through each vesting date; provided, however, that the new option fully vests and is exercisable as to 100% of the shares upon a change in control.

Less than 2 years of vesting remaining for full vesting of the eligible option.
The new option will vest as to 50% of the shares on the first anniversary of the new grant date, and as to 50% of the shares on the 2-year anniversary of the new grant date, subject to continued service with Avistar through each vesting date; provided, however, that the new option fully vests and is exercisable as to 100% of the shares upon a change in control.

2 years or more vesting remaining for full vesting of the eligible option.
The new option will vest as to 34% of the shares on the first anniversary of the new grant date, and as to 33% of the shares on each of the next yearly anniversaries of the new grant date, so as to be fully vested in 3 years, subject to continued service with Avistar through each vesting date; provided, however, that the new option fully vests and is exercisable as to 100% of the shares upon a change in control.

We expect the new grant date will be June 15, 2010.  None of the new options will be vested on the new grant date.  Vesting of your new options is subject to the following conditions:

Vesting on any given vesting date is generally subject to your continued service with Avistar or its subsidiary through that vesting date.  If your service with us terminates for any reason before your new options fully vest, your new options will generally expire to the extent unvested.  (See Section 1)

We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by rounding up to the nearest whole share when there is a fractional share, and adjusting the remaining vesting schedule accordingly (see example below).  (See Section 9)

A new option may expire earlier than its maximum term.  For instance, a new option may expire earlier in connection with your termination of service with Avistar.  All of the circumstances in which your new option will expire prior to the maximum term of such option are described in your new option agreement and the 2009 Plan.

Example:

Assume that an eligible service provider elects to exchange an eligible option covering 1,000 shares with an exercise price of $1.00 per share.  As of the cancellation date, the eligible service provider’s eligible option had one (1) year of vesting remaining.  Assume that on June 15, 2010, the eligible service provider surrenders the option and, in accordance with the exchange ratios listed above, receives 800 new options.  Subject to the eligible service provider continuing to provide service to the Company through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule

0 shares will be vested as of June 15, 2010
400 shares will be scheduled to vest on June 15, 2011
400 shares will be scheduled to vest on June 15, 2012

Maximum Term in this Example:

The new option will expire no later than June 15, 2020.

New options that do not vest will be forfeited.

Q12.	If I participate in this offer, do I have to exchange all of my eligible options?

A12.
No.  You may pick and choose which of your eligible option grants you wish to exchange.  This means that you may not elect to exchange only some of the shares covered by any particular eligible option grant.  However, you may elect to exchange the entire remaining portion of any eligible option grant that you have partially exercised.  The result is that you may elect to exchange one or more of your eligible option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant.  For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares, 700 shares of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 2,000 shares, you may elect to exchange:

Your first eligible option grant covering the entire remaining 300 shares,

Your second eligible option grant covering 1,000 shares,

Your third eligible option grant covering 2,000 shares,

Two of your three eligible option grants for the amount of shares as described above,

All three of your eligible option grants for the amount of shares as described above, or

None of your eligible option grants.

These are your only choices in the above example.  You may not elect, for example, to exchange your first eligible option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third eligible option grants.  (See Section 2)

Q13.	What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.
If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible service provider beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the eligible option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.  (See Section 2)

Q14.	When will I receive my new options?

A14.
We will grant the new options on the new grant date.  The new grant date will be the same U.S. calendar day as the expiration date.  We expect the new grant date will be June 15, 2010.  If the expiration date is extended, the new grant date similarly will be extended to coincide with the new expiration date.

If you are granted new options, we will provide you with your new option agreement promptly after the expiration of the offer.  You will be able to exercise your new options when and if your new options vest.  (See Section 6)

Q15.	When will my exchanged options be cancelled?

A15.
Your exchanged options will be cancelled following the expiration of the offer but on the same U.S. calendar day as the expiration date.  We refer to this date as the cancellation date.  We expect that the cancellation date will be June 15, 2010, unless we extend the offer period.  (See Section 6)

If you choose to participate in this offer, but some of your options are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Avistar’s common stock on the expiration date, then those awards will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms.  For example, if the exercise price of your option is $1.00 per share and the closing price of Avistar’s common stock on the expiration date is $1.50, the option is not underwater and will not be an eligible option.  You will not receive any new options or other benefit for those options.  (See Section 2)

Q16.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A16.
No.  Once your exchanged options have been cancelled, there is nothing that you must do to receive your new options.  Your new options will be granted to you on the same day that the exchanged options are cancelled.  We expect that the new grant date will be June 15, 2010.  In order to vest in the shares covered by the new option grant, you will need to remain a service provider through the applicable vesting date, as described in Question and Answer 11 (except in certain limited circumstances as described in such Question and Answer).  (See Section 1)

Q17.	If I receive new options for exchanged options, do I need to exercise my new options in order to receive shares?

A17.
Yes.  You must exercise your new options in order to receive the shares subject to the award.  New options which do not vest before they are terminated or expire will be forfeited.  Your new options will not be exercisable until they vest.  If you do not exercise your new options while the award is outstanding and exercisable, the unexercised new options will cease to be exercisable and will be forfeited.

Q18.	Can I exchange Avistar common stock that I acquired upon a prior exercise of Avistar options?

A18.	No. This offer relates only to certain outstanding options to purchase shares of Avistar common stock. You may not exchange shares of Avistar common stock in this offer. (See Section 2)

Q19.	Will I be required to give up all of my rights under the cancelled options?

A19.
Yes.  Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options.  We intend to cancel all exchanged options following the expiration of the offer but on the same U.S. calendar day as the expiration date.  We refer to this date as the cancellation date.  We expect that the cancellation date will be June 15, 2010.  (See Section 6)

Q20.	If I receive new options for exchanged options, will the terms and conditions of my new options be the same as my exchanged options?

A20.	No. Your new options will have a different exercise price, maximum term and vesting schedule than your exchanged options. (See Question and Answer 11 and Section 9)

Your new options will be granted under the 2009 Plan and will be subject to a stock option agreement.  The form of stock option agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov.  (See Section 9)

Until your new options vest and you exercise and are issued shares for your exercised new options, you will not have any of the rights or privileges of a stockholder of Avistar with respect to the shares issuable upon exercise of the new options.  Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends.

Q21.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A21.
If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they expire by their terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreements related to such options and the plans under which they were granted.  (See Section 6)

Q22.           How does Avistar determine whether an option has been properly tendered?

A22.
We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer.  No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us.  We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice.  (See Section 4)

If you choose to participate in this offer, but some of your options are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Avistar’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms.  For example, if the exercise price of your option is $1.00 per share and the closing price of Avistar’s common stock on the expiration date is $1.50, the option is not underwater and will not be an eligible option.  You will not receive any new options or other benefit for those options.  (See Section 2)

Q23.	Will I have to pay taxes if I participate in the offer?

A23.
If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the new grant date.  However, you normally will have taxable income when you exercise your new options, at which time Avistar typically also may have a tax withholding obligation.  The Company will satisfy tax withholding obligations, if applicable, in the manner specified in your new option agreement.  You also may have taxable capital gain when you sell the shares underlying your new options.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer.  If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q24.	What if Avistar is acquired by another company?

A24.
Although we currently are not anticipating being acquired by another company, a merger or consolidation with or an acquisition by another company could affect the offer.  For example, we could withdraw the offer prior to the expiration date, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreements, and you will receive no new options in exchange for them.  In addition, the purchase price or number of shares that will be subject to the new options may need to be adjusted to reflect the consideration per share given to holders of our common stock in connection with the acquisition.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our service providers before the completion of this offer.  Termination of your employment for this or any other reason before the new grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.  (See Section 9)

Q25.	Will I receive a new option agreement?

A25.
Yes.  All new options will be subject to a new option agreement between you and Avistar, as well as the terms and conditions of the 2009 Plan.  Copies of the 2009 Plan and the form of stock option agreement have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov.  (See Section 9)

Q26.	Are there any conditions to this offer?

A26.
Yes.  The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange, including specifically the requirement that our stockholders approve the offer.  If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion.  (See Sections 2 and 7)

Q27.	What if Avistar’s stockholders do not approve the exchange offer?

A27.
If Avistar’s stockholders do not approve the exchange offer, we will terminate this exchange offer and promptly return all tendered eligible options to tendering eligible service providers.  In this case, your eligible options will remain outstanding in accordance with their original terms.  (See Section 7)

Q28.	If you extend the offer period, how will you notify me?

A28.
If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date.  (See Sections 2 and 15)

Q29.	How will you notify me if the offer is changed?

A29.
If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the date on which we change the offer.  (See Sections 2 and 16)

Q30.	Can I change my mind and withdraw from this offer?

A30.
Yes.  You may change your mind after you have submitted an election form and withdraw all of your elected options from the offer at any time before the expiration date (expected to be June 15, 2010).  If we extend the expiration date, you may withdraw your election at any time until the extended offer expires.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form that Avistar receives before the expiration date.

The exception to this rule is that if we have not accepted your properly tendered options on or before July 14, 2010 you may withdraw your options at any time thereafter.  (See Section 5)

Q31.	How do I withdraw my election?

A31.	To withdraw your election, you must do the following before the expiration date:

1.           Properly complete and sign the enclosed withdrawal form.

2.	Deliver the properly completed and signed withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Deb Laudo
Avistar Communications Corporation
Fax: (650) 525-1357
E-mail: dlaudo@avistar.com

(See Section 5)

Q32.	What if I withdraw my election and then decide again that I want to participate in this offer?

A32.
If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form.  (See Section 4 and Section 5)

Q33.	Are you making any recommendation as to whether I should exchange my eligible options?

A33.
No.  We are not making any recommendation as to whether you should accept this offer.  We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many service providers.  The program does carry risk (see “Risks of Participating in the Offer” beginning on page 14 for information regarding some of these risks), and there are no guarantees that you ultimately would not receive greater value from your eligible options than from the new options you will receive in exchange.  As a result, you must make your own decision as to whether or not to participate in this offer.  For questions regarding personal tax implications or other investment-related questions, you should talk to your legal counsel, accountant, and/or financial advisor.  (See Section 3)

Q34.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A34.
You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to either Deb Laudo or Elias MurrayMetzger by phone at (650) 525-3328 or (650) 525-3339 or e-mail at dlaudo@avistar.com or emurraymetzger@avistar.com.  (See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below.  These risks and the risk factors under the heading entitled “Risk Factors” in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010 and annual report on Form 10-K for the fiscal year ended December 31, 2009, each filed with the SEC highlight the material risks of participating in this offer.  You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer.  In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding among other things, our outlook for 2010, the effect of strategic transactions, our anticipated revenues, operating expenses and liquidity, and the other risks that are otherwise described from time to time in our filings with the SEC.  When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “seek,” “project,” “can,” “could,” “may,” “will,” “would,” “plan” or similar expressions as they relate to us are intended to identify these forward-looking statements.  All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange.  You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC.  The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.  The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements incorporated herein by reference, including our financial statements and notes to the financial statements included in our most recent Forms 10-K, 10-Q, and 8-K filed with the SEC.  Please see Section 17 of this Offer to Exchange entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain financial statements.  We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to any eligible options, it is possible that, at some point in the future, your old options would have been economically more valuable than the new options granted pursuant to this offer.  For example, if you exchange an option for 1,000 shares with an exercise price of $1.00 you would receive a new option exercisable for 800 shares.  Assume, for illustrative purposes only that the exercise price of your new option is $0.50 per share and 3 years after the new grant date the price of our common stock increases to $5.00 per share.  Under this example, if you had kept and not exchanged your option, exercised and immediately sold the shares at $5.00 per share, you would have realized pre-tax gain of $4,000.00, but if you exchanged your options and sold the shares subject to the new options, you would realize only a pre-tax gain of $3,600.00.

If we are acquired by or merge with another company, your exchanged options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock.  Depending on the structure and terms of this type of transaction, optionholders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition.  This could result in a greater financial benefit for those optionholders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce.  If your employment terminates for any reason before your new options vest, you generally will not receive any value from your new options.

Your new options will not be vested on the new grant date.

The new options will be subject to a vesting schedule, even if your eligible options are fully vested.  If you do not remain a service provider with us through the date your new options vest, you will not be able to exercise any portion of your new options.  Instead, your new options will expire immediately upon your termination.  As a result, you will not receive full value from your new options.

Tax-Related Risks

Tax effects of new options for United States taxpayers.

If you participate in the offer and receive new options in exchange for eligible options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the new grant date.  However, you generally will have taxable ordinary income when you exercise your vested new options, at which time Avistar generally also will have a tax withholding obligation.  The Company will satisfy all tax withholding obligations in the manner specified in your new option agreement.  You also may have taxable capital gains when you sell the shares underlying the new options.  Please see Section 14 of the Offer to Exchange for a discussion of the general tax consequences associated with non-statutory stock options.

A portion of your amended option may be a nonstatutory stock option for U.S. tax purposes, whereas your eligible option may have been an incentive stock option.

The new options generally will be of the same type (for U.S. tax purposes) as the exchanged options, but with some exceptions.  If your exchanged options are incentive stock options for purposes of the Code, your new options will remain incentive stock options only to the maximum extent they still qualify as incentive stock options under the U.S. tax laws on the new option grant date.  For options to qualify as incentive stock options under the current U.S. tax laws, among other requirements, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price.  The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.  It is possible that by participating in this offer, your options will exceed this $100,000 limit and the excess will be nonstatutory stock options.

In general, nonstatutory stock options are less favorable to you from a tax perspective.  For more detailed information, please read the rest of the Offer to Exchange.  (See Section 14)

U.S. employees whose new options are granted as incentive stock options in this offer will be required to restart the measurement periods required to be eligible for favorable tax treatment for any new incentive stock options.

In order to receive favorable tax treatment for incentive stock options, the shares subject to the new option must be held more than two years after the new option grant date and more than one year after you exercise the new option grant.  Since the new options will be deemed a completely new grant for purposes of the incentive stock option rules, U.S. employees will not receive any credit for the time during which the exchanged option was held.  As a result, in order for the new incentive stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell the shares subject to your new incentive stock option until the passage of more than two years from the new option grant date and more than one year after the exercise of the option.  If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the new option shares over the exercise price of the new option will be treated as long-term capital gain.  (See Section 14)

The tax consequences of participating in this offer may differ for each individual.  If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in the offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences or holding requirements that may apply to you.  You should read any applicable section of Schedule C attached to this Offer to Exchange.  Schedule C discusses the tax consequences of participating in this Offer to Exchange for your country of residence.  We also strongly encourage you to consult your own tax advisors to discuss the tax consequences specifically applicable to you.

Tax related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you.  You should be certain to consult your own tax advisor to discuss these tax consequences.

The offer currently is expected to remain open for 29 calendar days.  However, if we extend the offer so that it remains open for 30 or more days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange the options in the offer.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two years after the grant date and for more than one year after the date of exercise.  We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange, for favorable tax treatment under U.S. tax laws.  Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.

However, if the offer period lasts for 30 days or more, then any eligible options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart.  As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any such options upon exercise thereof until more than two years from the date this offer commenced on May 18, 2010, and more than one year after the date you exercise such options.

Note that some of your exchanged options that are incentive stock options may be exchanged for new options that are nonstatutory stock options.

Risks Relating to Our Business, Generally

We have incurred substantial losses in the past and may not be profitable in the future.

We recorded a net income of $10.2 million for the three months ended March 31, 2010, a net loss of $4.0 million for fiscal year 2009 and a net loss of $6.4 million for fiscal year 2008. As of March 31, 2010, our accumulated deficit was $105.9 million. Our revenue and income from settlement and patent licensing may not increase, or even remain at its current level. In addition, our operating expenses may increase as we continue to develop our business and pursue licensing opportunities. As a result, to remain profitable, we will need to increase our revenue from product sales and patent licensing or sales by increasing sales to existing customers and by attracting additional new customers, distribution partners and patent licensees. If our revenue does not increase adequately, we may not become profitable. Due to the volatility of our product and licensing revenue and our income from settlement and patent licensing activities, we may not be able to achieve, sustain or increase profitability on a quarterly or annual basis. If we fail to maintain profitability or to sustain or grow our profits within the time frame expected by investors, the market price of our common stock may be adversely impacted.

Our expected future working capital needs may require that we seek additional debt or equity funding which, if not available on acceptable terms, could cause our business to suffer.

We may need to arrange for the availability of additional funding in order to meet our future business requirements. We have a revolving credit facility that matures on December 21, 2010, which provides us with a maximum line of credit amount of $5.0 million as of March 31, 2010. If we are unable to obtain additional funding when needed on acceptable terms, we may not be able to develop or enhance our products, take advantage of opportunities, respond to competitive pressures or unanticipated requirements, or finance our efforts to protect and enforce our intellectual property rights, which could seriously harm our business, financial condition, results of operations and ability to continue operations.  We have in the past, and may in the future, reduce our expenditures by reducing our employee headcount in order to better align our expenditures with our available resources.  Any such reductions may adversely affect our ability to maintain or grow our business.

We have implemented significant changes in our organizational structure, sales, marketing and distribution strategies, licensing efforts and strategic direction, which, if unsuccessful, could adversely affect our business and results of operations.

We have experienced significant changes in our management structure and composition.  In September 2007, William Campbell resigned from the position of Chief Operating Officer.  Simon Moss was appointed as President of our products division in July 2007 and was appointed as our Chief Executive Officer in January 2008 when Gerald Burnett resigned from his position as our Chief Executive Officer.  In January 2009, Bob Habig resigned from the position of Chief Financial Officer and he was replaced in that position by Elias MurrayMetzger, our Corporate Controller.  In July 2009, Simon Moss resigned from his positions as Chief Executive Officer and board member.  Shortly thereafter, Robert Kirk was appointed to replace Simon Moss as our Chief Executive Officer.  In August 2009, Darren Innes resigned from the position of General Manager and Vice President, Global Sales.

These and other changes in our business are aimed at reducing our structural costs, increasing our organizational and partner-driven capacity, leveraging our reputation for innovation and intellectual property leadership, and growing and expanding our business.  However, these organizational changes and initiatives involve transitional costs and expenses and result in uncertainty in terms of their implementation and their impact on our business. For example, our efforts to expand our market focus to additional verticals through the use of distribution partners has proven challenging as such distribution partners work to better understand our product and service offerings and integrate them into their own marketing and sales strategies.   As with any significant organizational change, our initiatives will take time to implement, and the results of these initiatives may not be fully apparent in the near term.  If our initiatives are unsuccessful in achieving our stated objectives, our business could be harmed and our results of operations and financial condition could be adversely affected.

Our market is in the early stages of development, and our system may not be widely accepted.

Our ability to achieve profitability depends in part on the widespread adoption of networked video communications systems and the sale and adoption of our video system in particular, either as a separate solution or as a technology integrated into a unified communications platform. If the market for our system and technology fails to grow or grows more slowly than we anticipate, we may not be able to increase revenue or achieve profitability. The market for our system is relatively new and evolving. We have to devote substantial resources to educating prospective customers, distributors and technology partners about the uses and benefits of our system and the value added through the adoption of our technology. Our efforts to educate potential customers and partners may not result in our system achieving broad market acceptance. In addition, businesses that have invested or may invest substantial resources in other video products may be reluctant or slow to adopt our system or technology. Consequently, the conversion from traditional methods of communication to the extensive use of networked video and unified communications may not occur as rapidly as we wish.

Our lengthy sales cycle to acquire new customers, large follow-on orders, distributors and technology partners may cause our operating results to vary significantly and make it more difficult to forecast our revenue.

We have generally experienced a product sales cycle of four to nine months for new customers or large follow-on orders from existing customers through direct sales.   This sales cycle is due to the time needed to educate customers about the uses and benefits of our system, and the time needed to process the investment decisions that our prospective customers must make when they decide to buy our system. Many of our prospective customers have neither budgeted expenses for networked video communications systems, nor for personnel specifically dedicated to the procurement, installation or support of these systems. As a result, our customers spend a substantial amount of time before purchasing our system in performing internal reviews and obtaining capital expenditure approvals. Economic conditions over the last several years have contributed to additional deliberation and an associated delay in the sales cycle.

Our lengthy sales cycle is one of the factors that has caused, and may continue to cause our operating results to vary significantly from quarter-to-quarter and year-to-year in the future. This makes it difficult for us to forecast revenue, and could cause volatility in the market price of our common stock.  Our shift to indirect distribution partners further limits the visibility we have on the progress and timing of large initial or follow-on orders. A lost or delayed order could result in lower than expected revenue in a particular quarter or year. There is also a tendency in the technology industry to close business deals at the end of a quarter, thereby increasing the likelihood that a possible material deal would not be concluded in a current quarter, but slip into a subsequent reporting period. This kind of delay may result in a given quarter’s performance being below shareholder expectations.

Because we still depend on a few customers for a majority of our license revenue, product revenue, services revenue, and income from settlement and patent licensing, the loss of one or more of them could cause a significant decrease in our operating results.

As of March 31, 2010, approximately 77% of our gross accounts receivable was concentrated with two customers, each of whom represented more than 10% of our gross accounts receivable. As of December 31, 2009, approximately 87% of our gross accounts receivable was concentrated with four customers, each of whom represented more than 10% of our gross accounts receivable.

The loss of a major customer or the reduction, delay or cancellation of orders from one or more of our significant customers could cause our revenue to decline and our losses to increase.  Additionally, we completed the amortization of the Polycom, Inc. proceeds in 2009. If we are unable to license our current and future patent portfolio to additional parties on terms equal to or better than our agreements with Polycom, Inc. and others, our licensing revenue and our income from settlement and licensing will decline, which could cause our losses to increase. We currently depend on a limited number of customers with lengthy budgeting cycles and unpredictable buying patterns, and as a result, our revenue from quarter-to-quarter or year-to-year may be volatile. Adverse changes in our revenue or operating results as a result of these budgeting cycles or any other reduction in capital expenditures by our large customers could substantially reduce the trading price of our common stock.

We may not be able to modify and improve our products in a timely and cost effective manner to respond to technological change and customer demands.

Future hardware and software platforms embodying new technologies and the emergence of new industry standards and customer requirements could render our system non-competitive or even obsolete.  Additionally, communication and collaboration products and technologies are moving towards integrated platforms characterized as unified communications. The market for our system reflects:

•      Rapid technological change;

•      The emergence of new competitors;

•      Significant development costs;

•      Changes in the requirements of our customers and their communities of users;

•      Integration of joint solutions in collaboration platforms;

•      Evolving industry standards;

•      Transition from hardware appliances and infrastructure to software; and

•	Transition to Internet protocol connectivity for video at the desktop, with increasing availability of bandwidth and quality of service.

Our system is designed to work with a variety of hardware and software configurations, and be integrated with commoditized components (example: “web cams”) of data networking infrastructures used by our customers. The majority of these customer networks rely on Microsoft Windows servers. However, our software may not operate correctly on other hardware and software platforms or with other programming languages, database environments and systems that our customers use. Also, we must constantly modify and improve our system to keep pace with changes made to our customers’ platforms, data networking infrastructures, and their evolving ability to integrate video with other applications. This may result in uncertainty relating to the timing and nature of our new release announcements, introductions or modifications, which in turn may cause confusion in the market, with a potentially harmful effect on our business. If we fail to promptly modify, integrate, or improve our system in response to evolving industry standards or customers’ demands, our system could become less competitive, which would harm our financial condition and reputation.

Difficulties or delays in integrating our products with technology partners’ products could harm our revenue and margins.

We generally recognize initial product and installation revenue upon the installation of our system in those cases where we are responsible for installation, which often entails working with sophisticated software and computing and communications systems. Under certain circumstances initial product and installation revenue is recognized under the percentage of completion method. The estimate of current period percentage of completion requires significant management judgment and is subject to updates in future periods until the project is complete. If we experience difficulties with installations or do not meet deadlines due to delays caused by our customers or ourselves, we could be required to devote more customer support, technical, engineering and other resources to a particular installation, modification or enhancement project, and revenue may be delayed.

Competition could reduce our market share and decrease our revenue.

The market in which we operate is highly competitive. In addition, because our industry is relatively new and is characterized by rapid technological change, evolving user needs, developing industry standards and protocols and the introduction of new products and services, it is difficult for us to predict whether or when new competing technologies or new competitors will enter our market. Currently, our competition comes from many other kinds of companies, including communication equipment, integrated solution, broadcast video and stand-alone “point solution” providers. Within the video-enabled network communications market, we compete primarily against Polycom, Inc., Cisco Systems, Inc., Sony Corporation, Apple Inc., Radvision Ltd. and Emblaze-VCON Ltd.  Many of these companies, including Polycom, Inc., Cisco, Sony, Radvision and Emblaze-VCON have acquired rights to use our patented technology through licensing agreements with us, which, in some cases, include rights to use future patents filed by us.  With increasing interest in the power of video collaboration and the establishment of communities of users, we believe we face increasing competition from alternative video communications solutions that employ new technologies or new combinations of technologies from companies such as Cisco Systems, Inc., Avaya, Inc. and Microsoft Corporation that enable web-based or network-based video communications with low-cost digital camera systems.

We expect competition to increase in the future from existing competitors, partnerships of competitors, and from new market entrants with products that may be less expensive than ours, or that may provide better performance or additional features not currently provided by our products. Many of our current and potential competitors have substantially greater financial, technical, manufacturing, marketing, distribution and other resources, greater name recognition and market presence, longer operating histories, lower cost structures and larger customer bases than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements.

We may be required to reduce prices or increase spending in response to competition in order to retain or attract customers, pursue new market opportunities or invest in additional research and development efforts. As a result, our revenue, margins and market share may be harmed. We cannot assure you that we will be able to compete successfully against current and future competitors and partnerships of our competitors, or that competitive pressures faced by us will not harm our business, financial condition and results of operations.

General economic conditions may impact our revenues and harm our business in the future, as they have in the past.

The U.S. and global economy has entered a recession and our customers and potential customers, partners and distributors may delay or forego ordering our products, and we could fall short of our revenue expectations for 2010 and beyond. Slower growth among our customers, tightening of customers’ operating budgets, retrenchment in the capital markets and other general economic factors all have had, and could in the future have, a materially adverse effect on our revenue, capital resources, financial condition and results of operations.

The sale of substantially all of our patents and patent applications in January 2010 is expected to affect our cash, expenses, revenues and income in future periods.

In prior periods, we have relied on patent licensing revenues and income from settlement and licensing activities to provide significant funding for our operations.  We recognized a total of $4.5 million, $5.2 million, and $21.2 million in licensing revenues and income from settlement and licensing activities for the years ended December 31, 2009, 2008 and 2007, respectively.  In January 2010, we sold substantially all of our patent portfolio and associated patent applications to Intellectual Ventures for a one time cash payment of $11.0 million.  We retained royalty rights under our existing patent license agreements as well as a grant back license to the patents and patent applications for our current and future products.  As a result of this sale, we expect our efforts and expenditures on patent prosecution, licensing and settlement activities in future periods to be substantially reduced and our prospects for revenues from the licensing or sale of patents and patent applications and our prospects for generating new income from settlement and licensing activities to also be substantially reduced.  Accordingly, our ongoing operations will have to be funded directly from operations and from debt and equity financing activities.  Failure to generate cash from operations or from debt or equity financing activities would have a substantial and adverse affect on our business, operations and prospects.

Future revenues and income from settlement and licensing activities are difficult to predict for several reasons, including our lengthy and costly licensing cycle. Our failure to predict revenues and income accurately may cause us to miss analysts’ estimates and result in our stock price declining.

Because our licensing cycle is a lengthy process, the accurate prediction of future revenues and income from settlement and patent licensing from new licensees is difficult. The process of persuading companies to adopt our technologies can be lengthy, and other challenges to our patent portfolio may further complicate and delay our patent licensing efforts.  There is also a tendency in the technology industry to close business deals at the end of a quarter, thereby increasing the likelihood that a possible material deal would not be concluded in a current quarter, but slip into a subsequent reporting period. This kind of delay may result in a given quarter’s performance being below analyst or shareholder expectations. The proceeds of our intellectual property licensing efforts tend to be sporadic and difficult to predict. Recognition of those proceeds as revenue or income from settlement and licensing activities depends on the terms of the license agreement involved, and the circumstances surrounding the agreement. To finance litigation to defend or enforce our intellectual property rights, we may enter into contingency arrangements and other strategic transactions with investors, legal counsel or other advisors that would give such parties a significant portion of any future licensing and settlement amounts derived from our patent portfolio. As a result, our licensing and enforcement efforts are expected to result in significant volatility in our quarterly and annual financial condition and results of operations, which may result in us missing investor expectations, which may cause our stock price to decline. As a result of the sale of substantially all of our patents in January 2010, we expect our efforts and expenditures on patent prosecution, licensing, sale and settlement activities in future periods to be reduced.

Infringement of our proprietary rights could affect our competitive position, harm our reputation or cost us money.

We regard our system as open but proprietary. In an effort to protect our proprietary rights, we rely primarily on a combination of patent, copyright, trademark and trade secret laws, as well as licensing, non disclosure and other agreements with our consultants, suppliers, customers, partners and employees. However, these laws and agreements provide only limited protection of our proprietary rights. In addition, we may not have signed agreements in every case, and the contractual provisions that are in place and the protection they produce may not provide us with adequate protection in all circumstances. Although we hold patents and have filed patent applications covering some of the inventions embodied in our systems, our means of protecting our proprietary rights may not be adequate. It is possible that a third party could copy or otherwise obtain and use our technology without authorization and without our detection. In the event that we believe a third party is infringing our intellectual property rights, an infringement claim brought by us could, regardless of the outcome, result in substantial cost to us, divert our management’s attention and resources, be time consuming to prosecute and result in unpredictable damage awards. A third party may also develop similar technology independently, without infringing upon our patents and copyrights. In addition, the laws of some countries in which we sell our system may not protect our software and intellectual property rights to the same extent as the laws of the United States or other countries where we hold patents. As we move to more of a software based system, inadequate licensing controls, unauthorized copying, and use, or reverse engineering of our system could harm our business, financial condition or results of operations.

Others may bring infringement claims against us or challenge the legitimacy of our patents, which could be time-consuming and expensive to defend.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We have been party to such litigation in the past and may be again in the future. The prosecution and defense of such lawsuits would require us to expend significant financial and managerial resources, and therefore may have a material negative impact on our financial position and results of operations. The duration and ultimate outcome of these proceedings are uncertain. We may be a party to additional litigation in the future to protect our intellectual property, or as a result of an alleged infringement of the intellectual property of others. These claims and any resulting lawsuit could subject us to significant liability for damages and invalidation of our proprietary rights. In addition, the validity of our patents has been challenged in the past and may be challenged in the future through reexamination requests or other means. These lawsuits or challenges of our patents legitimacy in the US or foreign patent offices, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management’s time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•      Stop selling, incorporating or using products or services that use the challenged intellectual property;

•
Obtain from the owner of the infringed intellectual property a license to the relevant intellectual property, which may require us to license our intellectual property to such owner, or may not be available on reasonable terms or at all; and

•      Redesign those products or services that use technology that is the subject of an infringement claim.

If we are forced to take any of the foregoing actions, we may be unable to manufacture, use, sell, import and export our products, which would reduce our revenues.

Our Compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time-consuming, difficult and costly for us.

It may be time consuming, difficult and costly for us to fully implement internal controls and reporting procedures required by the Sarbanes-Oxley Act which relate to auditor attestation.  We may need to hire additional financial reporting, internal control and other finance staff in order to support the auditor attestation of appropriate internal controls and reporting procedures.  If we are unable to comply with these additional requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications/attestations that the Sarbanes-Oxley Act requires of smaller reporting companies effective for issuers with fiscal years ending on or after June 15, 2010.

If our customers do not perceive our system or services to be effective or of high quality, our brand and name recognition would suffer.

We believe that establishing and maintaining brand and name recognition is critical for attracting and expanding our targeted customer base. We also believe that the importance of reputation and name recognition will increase as competition in our market increases. Promotion and enhancement of our name will depend on the success of our marketing efforts, and on our ability to continue to provide high quality systems and services, neither of which can be assured. If our customers do not perceive our system or services to be effective or of high quality, our brand and name recognition will suffer, which would harm our business.

Our system could have defects for which we could be held liable for, and which could result in lost revenue, increased costs, and loss of our credibility or delay in the further acceptance of our system in the market.

Our system may contain errors or defects, especially when new products are introduced or when new versions are released. Despite internal system testing, we have in the past discovered software errors in some of the versions of our system after their introduction. Errors in new systems or versions could be found after commencement of commercial shipments, and this could result in additional development costs, diversion of technical and other resources from our other development efforts or the loss of credibility with current or future customers. Any of these events could result in a loss of revenue or a delay in market acceptance of our system, and could harm our reputation.

In addition, we have warranted to some of our customers that our software is free of viruses. If a virus infects a customer’s computer software, the customer could assert claims against us, which, regardless of their merits, could be costly to defend and could require us to pay damages and potentially harm our reputation.

Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability and certain contract claims. Our license agreements also typically limit a customer’s entire remedy to either a refund of the price paid or modification of our system to satisfy our warranty. However, these provisions vary as to their terms and may not be effective under the laws of some jurisdictions. Although we maintain product liability (“errors and omissions”) insurance coverage, we cannot assure you that such coverage will be adequate. A product liability, warranty or other claim could harm our business, financial condition and/or results of operations. Performance interruptions at a customer’s site could negatively affect the demand for our system or give rise to claims against us.

The third party software we license with our system may also contain errors or defects for which we do not maintain insurance. Typically, our license agreements transfer any warranty from the third party to our customers to the extent permitted. Product liability, warranty or other claims brought against us with respect to such warranties could, regardless of their merits, harm our business, financial condition or results of operations.

If we are unable to expand our indirect distribution channel, our business will suffer.

To increase our revenue, we must increase our indirect distribution channels, such as systems integrators, product partners and/or value-added resellers, which is a focus of our go-to market strategy, and/or effect sales through our customers. If we are unable to increase our indirect distribution channel due to our own cost constraints, limited availability of qualified partners or other reasons, our future revenue growth may be limited and our future operating results may suffer. We cannot assure you that we will be successful in attracting, integrating, motivating and retaining sales personnel and channel partners. Furthermore, it can take several months before a new hire or channel partner becomes a productive member of our sales force effort. The loss of existing salespeople, or the failure of new salespeople and/or indirect sales partners to develop the necessary skills in a timely manner, could impact our revenue growth.

We may not be able to retain our existing key personnel, or hire and retain the additional personnel that we need to sustain and grow our business.

We depend on the continued services of our executive officers and other key personnel. We do not have long-term employment agreements with our executive officers or other key personnel and we do not carry any “key man” life insurance. The loss of the services of any of our executive officers or key personnel could harm our business, financial condition and results of operations.

Our products and technologies are complex, and to successfully implement our business strategy and manage our business, an in-depth understanding of video communication and collaboration technologies and their potential uses is required. We need to attract and retain highly skilled technical and managerial personnel for whom there is intense competition. If we are unable to attract and retain qualified technical and managerial personnel due to our own cost constraints, limited availability of qualified personnel or other reasons, our results of operations could suffer and we may never achieve profitability. The failure of new personnel to develop the necessary skills in a timely manner could harm our business.

Our plans call for growth in our business, and our inability to achieve or manage growth could harm our business.

Failure to achieve or effectively manage growth will harm our business, financial condition and operating results. Furthermore, in order to remain competitive or to expand our business, we may find it desirable in the future to acquire other businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, to finance the acquisition or to integrate the acquired businesses, products or technologies into our existing business and operations. In addition, completing a potential acquisition and integrating an acquired business may strain our resources and require significant management time.

Our international operations expose us to potential tariffs and other trade barriers, unexpected changes in foreign regulatory requirements and laws and economic and political instability, as well as other risks that could adversely affect our results of operations.

International revenue, which consists of sales to customers with operations principally in Western Europe and Asia, comprised 25% and 29% of total revenues for the three months ended March 31, 2010 and 2009, respectively. Some of the risks we may encounter in conducting international business activities include the following:

•      Tariffs and other trade barriers;

•      Unexpected changes in foreign regulatory requirements and laws;

•      Economic and political instability;

•      Increased risk of infringement claims;

•      Protection of our intellectual property;

•      Restrictions on the repatriation of funds;

•      Potentially adverse tax consequences;

•	Timing, cost and potential difficulty of adapting our system to the local language standards in those foreign countries that do not use the English language;

•      Fluctuations in foreign currencies; and

•      Limitations in communications infrastructures in some foreign countries.

Some of our products are subject to various federal, state and international laws governing substances and materials in products, including those restricting the presence of certain substances in electronics products. We could incur substantial costs, including fines and sanctions, or our products could be enjoined from entering certain jurisdictions, if we were to violate environmental laws or if our products become non-compliant with environmental laws. We also face increasing complexity in our product design and procurement operations as we adjust to new and future requirements relating to the materials composition of our products, including the restrictions on lead and certain other substances that apply to specified electronics products sold in the European Union (Restriction of Hazardous Substances Directive). The ultimate costs under environmental laws and the timing of these costs are difficult to predict. Similar legislation has been or may be enacted in other regions, including in the United States, the cumulative impact of which could be significant.

International political instability may increase our cost of doing business and disrupt our business.

Increased international political instability, evidenced by the threat or occurrence of terrorist attacks, enhanced national security measures and/or sustained military action may halt or hinder our ability to do business, may increase our costs and may adversely affect our stock price. This increased instability has had and may continue to have negative effects on financial markets, including significant price and volume fluctuations in securities markets. If this international political instability continues or escalates, our business and results of operations could be harmed and the market price of our common stock could decline.

Risks Related to Ownership of our Common Stock

Our stock is quoted on the Pink Sheets, which may decrease the liquidity of our common stock.

On June 24, 2009, the NASDAQ Stock Market, Inc. suspended our common stock from trading on NASDAQ because we did not evidence a market value of listed securities above $35.0 million for ten consecutive trading days, or otherwise demonstrate compliance with alternative continued listing standards, during the period from April 2, 2009 to June 22, 2009.  Since that time our common stock has been quoted on the Pink Sheets under the symbol AVSR.PK.  On August 6, 2009, we withdrew our appeal to the NASDAQ Listing and Hearing Review Council. On August 31, 2009, the NASDAQ Stock Market, Inc. officially delisted our common stock.

Broker-dealers often decline to trade in Pink Sheet stocks given that the market for such securities is often limited, the stocks are more volatile, and the risk to investors is greater than with stocks listed on other national securities exchanges. Consequently, selling our common stock can be difficult because smaller quantities of shares can be bought and sold, transactions can be delayed and news media coverage of our Company may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of our common stock as well as lower trading volume. Investors should realize that they may be unable to sell shares of our common stock that they purchase. Accordingly, investors must be able to bear the financial risks associated with losing their entire investment in our common stock.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Our common stock may be considered a “penny stock” pursuant to Rule 3a51-1 of the Exchange Act. Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are defined as equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks associated with the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer account. In addition, the penny stock rules generally require that, prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market of a stock that becomes subject to the penny stock rules.

Our common stock has been and will likely continue to be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control, which may prevent our stockholders from reselling our common stock at a profit.

The trading price of our common stock has in the past been and could in the future be subject to significant fluctuations in response to:

•	General trends in the equities market, and/or trends in the technology sector;

•	Quarterly variations in our results of operations;

•	Announcements regarding our product developments;

•	The size and timing of agreements to license our remaining and future patent portfolio or enter into technology or distribution partnerships;

•	Developments in the examination of our patent applications by the U.S. Patent and Trademark Office;

•	Announcements of technological innovations or new products by us, our customers or competitors;

•	Announcements of competitive product introductions by our competitors;

•	Limited trading volume of shares; and,

•	Developments or disputes concerning patents or proprietary rights, or other events.

If our revenue and results of operations are below the expectations of public market securities analysts or investors, then significant fluctuations in the market price of our common stock could occur. In addition, the securities markets have recently experienced significant price and volume fluctuations, which have particularly affected the market prices for high technology and micro-cap companies, and which often are unrelated and disproportionate to the operating performance of specific companies. These broad market fluctuations, as well as general economic, political and market conditions, may negatively affect the market price of our common stock.

Provisions of our certificate of incorporation, our bylaws and Delaware law may make it difficult for a third party to acquire us, despite the possible benefits to our stockholders.

Our certificate of incorporation, our bylaws, and Delaware law contain provisions that may inhibit changes in our control that are not approved by our board of directors. For example, the board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the terms of this preferred stock, without any further vote or action on the part of the stockholders.

These provisions may have the effect of delaying, deferring or preventing a change in the control of Avistar despite possible benefits to our stockholders, may discourage bids at a premium over the market price of our common stock, and may adversely affect the market price of our common stock and the voting and other rights of our stockholders.

Our principal stockholders can exercise a controlling influence over our business affairs and they may make business decisions with which you disagree and which may affect the value of your investment.

Our executive officers, directors and entities affiliated with them, in the aggregate, beneficially owned approximately 64% of our common stock as of March 31, 2010. If they were to act together, these stockholders would be able to exercise control over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. These actions may be taken even if they are opposed by other investors. This concentration of ownership may also have the effect of delaying or preventing a change in control of Avistar, which could cause the market price of our common stock to decline.

If our share price is volatile, we may be the target of securities litigation, which is costly and time-consuming to defend.

In the past, following periods of market volatility in the price of a company’s securities, security holders have often instituted class action litigation. Many technology companies have been subject to this type of litigation. Our share price has, in the past, experienced price volatility, and may continue to do so in the future. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the merits or outcome, we could incur substantial legal costs and our management’s attention could be diverted, causing our business, financial condition and operating results to suffer.

THE OFFER

1. Eligibility.

You are an “eligible service provider” if you are an employee (including an executive officer) or non-employee director of Avistar or its subsidiary and you remain a service provider to Avistar or its subsidiary through the date on which the exchanged options are cancelled.  You are not eligible if you are a consultant of Avistar or its subsidiary.

To receive a grant of new options, you must remain a service provider of Avistar through the new grant date, which will be the same U.S. calendar day as the date this offer expires.  If you do not remain a service provider to Avistar through the new grant date, you will keep your current eligible options and they will vest and expire in accordance with their terms.  If we do not extend the offer period, the offer will expire and the new grant date will be June 15, 2010.  Except as provided by applicable law and/or any employment agreement between you and Avistar, your service relationship with Avistar will remain “at-will” and can be terminated by you or Avistar at any time, with or without cause or notice.  In order to vest in your new options, you generally must remain a service provider through each relevant vesting date.  If your employment with Avistar terminates for any reason before your new options vest in full, your new options will generally expire to the extent unvested.

2. Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options granted after June 16, 2000 with an exercise price that is $0.68 per share or higher and held by eligible service providers, that were granted under either the 2000 Plan or the Director Plan and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date of the offer.  In order to be eligible, options must be outstanding on the expiration date of the offer.  For example, if a particular option expires during the offering period, that particular option is not eligible for exchange.  In addition, the exercise price of an option must be equal to or greater than the closing price of Avistar’s common stock on the expiration date.  If, on the expiration date, the exercise price of the option is equal to or less than the closing price of Avistar’s common stock, the option will not be eligible for exchange (and any election with regard to such option will be disregarded).

Participation in this offer is completely voluntary.  You may choose which of your eligible options you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised.  However, you may elect to exchange the remaining portion of an option grant that you have partially exercised.  As a result, you may elect to exchange only certain eligible option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the options for that particular grant.  For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 2,000 shares, you may elect to exchange:

Your first eligible option grant covering the entire remaining portion of 300 shares,

Your second eligible option grant covering 1,000 shares,

Your third eligible option grant covering 2,000 shares,

Two of your three eligible option grants for the amount of shares as described above,

All three of your eligible option grants for the amount of shares as described above, or

None of your eligible option grants.

These are your only choices in the above example.  You may not elect, for example, to exchange your first eligible option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third eligible option grants.

If you are an eligible service provider and hold an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible service provider beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. Since you are the legal owner of the eligible option, we will respect an election properly made by you and accepted by us and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

For purposes of this offer the term “option” generally refers to an option to purchase one share of our common stock.

Eligible options exchanged for new options.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, if you elect to exchange options, you will receive new options granted under the 2009 Plan.  The number of new options that you receive will depend on the number of options you exchange and the exercise price of those options:

Per Share Exercise Price of Eligible Option	New Options for Exchanged Options
$ 0.68 - $0.85	Four (4) new options for every five (5) exchanged options.
$ 0.86	One (1) new option for every two (2) exchanged options.
$ 0.87 - $1.20	Four (4) new options for every five (5) exchanged options.
$ 1.21 - $2.00	Seven (7) new options for every ten (10) exchanged options.
$ 2.01 - $2.91	Sixty-five (65) new options for every one hundred (100) exchanged options.
$ 2.92 - $8.50	One (1) new option for every ten (10) exchanged options.

Please note: If you choose to participate in this offer, but some of your options are not “underwater” on the expiration date, that is, the exercise price of your option is equal to or less than the closing price of Avistar’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms.  For example, if the exercise price of your option is $1.00 per share and the closing price of Avistar’s common stock on the expiration date is $1.50, the option is not underwater and will not be an eligible option.  You will not receive any new options or other benefit for those options.

For purposes of applying the exchange ratios, fractional new options will be rounded down to the nearest whole new option on a grant-by-grant basis.

The exchange ratios separately apply to each grant of options.  This means that the various eligible options you hold may be subject to different exchange ratios.

Example 1

If you exchange an option covering 1,000 shares with an exercise price of $0.70, on the new grant date you will receive a new option exercisable for 800 shares.  This is equal to the 1,000 shares divided by 5/4 (the exchange ratio for an eligible option with an exercise price of $0.70) and rounded down to the nearest whole share.

Example 2

If you exchange an option covering 1,000 shares with an exercise price of $0.86, on the new grant date you will receive a new option exercisable for 500 shares.  This is equal to the 1,000 shares divided by 2 (the exchange ratio for an eligible option with an exercise price of $0.86) and rounded down to the nearest whole share.

Example 3

If you exchange an option covering 1,000 shares with an exercise price of $1.00, on the new grant date you will receive a new option exercisable for 800 shares.  This is equal to the 1,000 shares divided by 5/4 (the exchange ratio for an eligible option with an exercise price of $1.00) and rounded down to the nearest whole share.

Example 4

If you exchange an option covering 1,000 shares with an exercise price of $1.50, on the new grant date you will receive a new option exercisable for 700 shares.  This is equal to the 1,000 shares divided by 10/7 (the exchange ratio for an eligible option with an exercise price of $1.50) and rounded down to the nearest whole share.

Example 5

If you exchange an option covering 1,000 shares with an exercise price of $2.50, on the new grant date you will receive a new option exercisable for 650 shares.  This is equal to the 1,000 shares divided by 100/65 (the exchange ratio for an eligible option with an exercise price of $2.50) and rounded down to the nearest whole share.

Example 6

If you exchange an option covering 1,000 shares with an exercise price of $4.50, on the new grant date you will receive a new option exercisable for 100 shares.  This is equal to the 1,000 shares divided by 10 (the exchange ratio for an eligible option with an exercise price of $4.50) and rounded down to the nearest whole share.

All new options will have an exercise price equal to the closing price of our common stock on the over-the-counter market on the new grant date, and will be subject to the terms of the 2009 Plan and a new option agreement between you and Avistar.  The current form of stock option agreement under the 2009 Plan has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on June 15, 2010 unless we extend the offer period.  We may, in our discretion, extend the offer period, in which event the expiration date will refer to the latest time and date at which the extended offer expires.  See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3. Purposes of the offer.

The primary purpose of this offer is to restore the retention and incentive benefits of our equity awards.  We believe that this offer will foster the retention of our valuable eligible service providers and better align the interests of our eligible service providers and stockholders by incenting employees to maximize stockholder value.  We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our eligible service providers.  Our stock price, like that of many other companies, has declined significantly over the past several years.  In the same fashion as other companies, we have been impacted by the volatility in the financial and stock markets and declining consumer confidence, as well as other macro-economic factors.  As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock.  These options are commonly referred to as being “underwater.”  The new options may have greater employee retention value than the exchanged options and therefore benefit Avistar in its efforts to retain valuable eligible service providers.

The offer also will have the added benefit of reducing the overhang represented by the outstanding eligible options, as each eligible option will be exchanged for new options at a ratio of less than one to one.  Further, the exchange program will help to remedy the fact that we are obligated to recognize compensation expense for the underwater options, even though they are not providing their intended incentive and retention benefits, which we feel is not an efficient use of the Company’s resources.  As a result, the exchange program will allow the Company to realize real incentive and retention benefits from the new options issued, while reducing our overhang and compensation expense.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Avistar;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•
Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•
The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities, other than the stock repurchase program previously announced by the Company; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, Avistar makes changes in the composition and structure of its board of directors and/or management.  Avistar expects that it will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.  You should evaluate carefully all of the information in this offer and consult your investment and tax advisors.  You must make your own decision about whether to participate in this offer.

4. Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary.  If you choose to participate in the offer, you must deliver the properly completed election form via facsimile or e-mail (via PDF or similar imaged document file) before the deadline, currently expected to be 9:00 p.m., Pacific Time, on June 15, 2010 to:

Deb Laudo
Avistar Communications Corporation
Fax: (650) 525-1357
E-mail: dlaudo@avistar.com

Avistar must receive your properly completed and signed election form before the expiration date.  The expiration date will be 9:00 p.m., Pacific Time, on June 15, 2010 unless we extend the offer period.

If you participate in this offer, you can decide which of your eligible options you wish to exchange.  But if you elect to exchange an individual eligible option grant, the entire portion of the grant must be exchanged.  To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a summary of your eligible options.  This will list your eligible outstanding options, the grant date of your options, the vesting status of your options, the exercise price of your options, the stock plan under which your options were granted, and the number of outstanding shares subject to your outstanding options.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on June 15, 2010 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date.  The exception to this rule is that if we have not accepted your properly tendered options on or before July 14, 2010, you may withdraw your options at any time thereafter.  You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form that Avistar receives before the expiration date.

The delivery of all documents, including election and withdrawal forms, is at your risk.  Avistar intends to confirm the receipt of your election form and/or any withdrawal form by e-mail or U.S. mail within two (2) U.S. business days.  If you have not received a confirmation, it is your responsibility to confirm that Avistar has received your election form and/or any withdrawal form.  Only responses that are complete, signed and actually received by us by the deadline will be accepted.  Responses may be submitted only via fax or e-mail.  Responses submitted after the deadline or by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), will not be accepted.

This is a one-time offer, and we will strictly enforce the offering period.  We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange.  For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the optionholders generally of our acceptance of options for exchange.  We may issue this notice of acceptance by press release, e-mail or other form of communication.  Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be June 15, 2010.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered options that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder, provided that if we grant any such waiver, it will be granted with respect to all optionholders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer.  We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer.  Our acceptance of your options for exchange will constitute a binding agreement between Avistar and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of your eligible options at any time before the expiration date, which will be 9:00 p.m., Pacific Time, on June 15, 2010, unless we extend the offer period.  If we extend the offer period, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options on or before July 14, 2010, you may withdraw your options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange, you must deliver a valid withdrawal form for such options while you still have the right to withdraw the options.

To withdraw your election, you must do the following before the expiration date:

1.	Properly complete and sign the enclosed withdrawal form.

2.	Deliver the properly completed and signed withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Deb Laudo
Avistar Communications Corporation
Fax: (650) 525-1357
E-mail: dlaudo@avistar.com

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form that Avistar receives before the expiration date.

If you withdraw your eligible options, you may elect to exchange the withdrawn options again at any time before the expiration date.  All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date.  To re-elect to exchange all of your eligible options, you must submit a new election form to Avistar before the expiration date by following the procedures described in Section 4 of this Offer to Exchange.  This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.  Any prior election form will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms.  Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk.  We intend to confirm the receipt of your withdrawal form and/or any election form by e-mail or U.S. mail within two (2) U.S. business days.  If you have not received a confirmation, it is your responsibility to confirm that Avistar has received your withdrawal form and/or any election form.  Only responses that are complete, signed and actually received by Avistar by the deadline will be accepted.  Responses may be submitted only via fax or e-mail.  Responses submitted after the deadline or by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), will not be accepted.

6. Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration of the offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date.  Once the options are cancelled, you no longer will have any rights with respect to those options.  Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the expiration date, which we anticipate to be June 15, 2010.

If you choose to participate in this offer, but some of your awards are not “underwater” on the expiration date, that is, the exercise price of your award is equal to or less than the closing price of Avistar’s common stock on the expiration date, then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms.  For example, if the exercise price of your option is $1.00 per share and the closing price of Avistar’s common stock on the expiration date is $1.50, the option is not underwater and will not be an eligible option.  You will not receive any new options or other benefit for those awards.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.  We will give oral or written notice to the optionholders generally of our acceptance for exchange of the options.  This notice may be made by press release, e-mail or other method of communication.

We will grant the new options on the new grant date, which is the same U.S. calendar day as the expiration date.  We expect the new grant date to be June 15, 2010.  All new options will be granted under the 2009 Plan and will be subject to a new option agreement between you and Avistar.  The number of new options you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange.  Promptly after the expiration date, we will provide you your new option agreement.  You will be able to exercise your vested new options when and if your new options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7. Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	The Avistar stockholders have not approved the exchange offer;

•
There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•
Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

o	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

o	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

o
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

o
in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 20% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the offer;

o
the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer; or

o	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•
A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

o
any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer;

o	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares; or

o
any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•
There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•
Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business, financial condition or the value of our Common Stock;

•
Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•
Any rules or regulations by any governmental authority, the over-the-counter market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Avistar.

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer period and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date.  We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer.  If a condition is triggered, we will notify optionholders and stockholders as soon as administratively possible whether we have waived an offer condition.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price range of shares underlying the options.

The Avistar common stock that underlies your options currently is traded on the over-the-counter market under the symbol “AVSR.PK”  The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the over-the-counter market, or NASDAQ for prices prior to June 24, 2009, as applicable.

	High	Low
Fiscal Year Ending December 31, 2010
2nd Quarter (through May 14, 2010)	$0.58	$0.45
1st Quarter	$0.70	$0.31
Fiscal Year Ended December 31, 2009
4th Quarter	$0.75	$0.25
3rd Quarter	$0.90	$0.40
2nd Quarter	$1.13	$0.80
1st Quarter	$1.45	$0.78
Fiscal Year Ended December 31, 2008
4th Quarter	$1.45	$0.52
3rd Quarter	$1.70	$0.65
2nd Quarter	$1.53	$0.81
1st Quarter	$1.30	$0.33

On May 14, 2010, the last reported sale price of our common stock, as reported by the over-the-counter market was $0.53 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange.  Options give you the right to purchase a specified number of shares of Avistar’s common stock (fixed on the date of grant) for a fixed exercise price during a prescribed period of time.  Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange.  Fractional new options will be rounded down to the nearest whole option on a grant-by-grant basis.

If we receive and accept tenders from eligible service providers of all options eligible to be tendered (a total of options to purchase 9,241,242 shares) subject to the terms and conditions of this offer, we will grant new options covering a total of approximately 6,349,660 shares of our common stock, or approximately 16.3% of the total shares of our common stock outstanding as of May 14, 2010.

General terms of new options.

New options will be granted under the 2009 Plan and will be subject to a new option agreement between you and Avistar.  New options will have a new maximum term of 10 years from the date of grant.  Further, the vesting schedule of your new options will be different from the vesting schedule of your exchanged option, as described below.  The form of stock option agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov.

The following description summarizes the material terms of the 2009 Plan.  Our statements in this Offer to Exchange concerning the 2009 Plan and the new options are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to the 2009 Plan and the form of stock option agreement under the 2009 Plan, which have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov.  To receive copies of the 2009 Plan and the form of stock option agreement thereunder, please contact Deb Laudo or Elias MurrayMetzger by phone at (650) 525-3328 or (650) 525-3339 or e-mail at dlaudo@avistar.com or emurraymetzger@avistar.com.  We will promptly furnish to you copies of these documents upon request at our expense.

2009 Equity Incentive Plan.

The 2009 Plan permits the granting of options, stock appreciation rights, restricted stock, and restricted stock units.  The 2009 Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator.”  Subject to the other provisions of the 2009 Plan, the Administrator has the power to determine the terms, conditions and restrictions of the stock options granted, including the number of stock options and the vesting criteria.

Exercise price of new options.

The exercise price of options granted under the 2009 Plan generally is determined by the Administrator of such plan.  For purposes of this offer, the exercise price per share of a new option will be equal to the fair market value of the Company’s common stock on the new grant date, which will be the closing price of a share of our common stock reported by the over-the-counter market on the new grant date.

Vesting of new options.

The vesting schedule and maximum term of your current eligible options that are exchanged in this offer for new stock options will no longer apply following the expiration date, and your new options will be subject to a new vesting schedule (as described blow) and have a new maximum term of 10 years from the date of grant.  Consequently, even if you exchange eligible options that vested prior to the expiration of this offer, the new options granted in exchange for such eligible options will be unvested and subject to a new vesting schedule.

New options will generally vest over a 2 or 3 year period depending on the vesting remaining of the eligible options, subject to acceleration a change in control.  The new vesting schedule of the new options will be as follows:

Vesting Remaining on Eligible Option	Vesting Schedule of New Option
Fully vested eligible option.
The new option will vest as to 50% of the shares on the first anniversary of the new grant date, and as to 50% of the shares on the 2-year anniversary of the new grant date, subject to continued service with Avistar through each vesting date; provided, however, that the new option fully vests and is exercisable as to 100% of the shares upon a change in control.

Less than 2 years of vesting remaining for full vesting of the eligible option.
The new option will vest as to 50% of the shares on the first anniversary of the new grant date, and as to 50% of the shares on the 2-year anniversary of the new grant date, subject to continued service with Avistar through each vesting date; provided, however, that the new option fully vests and is exercisable as to 100% of the shares upon a change in control.

2 years or more vesting remaining for full vesting of the eligible option.
The new option will vest as to 34% of the shares on the first anniversary of the new grant date, and as to 33% of the shares on each of the next yearly anniversaries of the new grant date, so as to be fully vested in 3 years, subject to continued service with Avistar through each vesting date; provided, however, that the new option fully vests and is exercisable as to 100% of the shares upon a change in control.

We expect the new grant date will be June 15, 2010.  None of the new options will be vested on the new grant date.  Vesting of your new options is subject to the following conditions:

Vesting on any given vesting date is generally subject to your continued employment with Avistar or one of its subsidiaries through that vesting date.  If your employment with us terminates for any reason before your new options fully vest, your new options will generally expire to the extent unvested.

We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by rounding up to the nearest whole share when there is a fractional share, and adjusting the remaining vesting schedule accordingly (see example below).

A new option may expire earlier than its maximum term.  For instance, a new option may expire earlier in connection with your termination of employment with Avistar.  All of the circumstances in which your new option will expire prior to the maximum term of such option are described in your new option agreement and the 2009 Plan.

Example:

Assume that an eligible service provider elects to exchange an eligible option covering 1,000 shares with an exercise price of $1.00 per share.  As of the cancellation date, the eligible service provider’s eligible option had one (1) year of vesting remaining.  Assume that on June 15, 2010, the eligible service provider surrenders the option and, in accordance with the exchange ratios listed above, receives 800 new options.  Subject to the eligible service provider continuing to provide service to the Company through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule

0 shares will be vested as of June 15, 2010
400 shares will be scheduled to vest on June 15, 2011
400 shares will be scheduled to vest on June 15, 2012

Maximum Term in this Example:

The new option will expire no later than June 15, 2020.

New options that do not vest will be forfeited.

Form of payout.

New options granted under this offer and subsequently earned and exercised by a recipient will be paid out in shares of our common stock.  The Company will satisfy all tax withholding obligations in the manner specified in your new option agreement.

Adjustments upon certain events.

Events occurring before the new grant date.  If we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable stock plan under which your option was granted and your option agreement.  Further, if we are acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them.  If we are acquired prior to the expiration of the offer but do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the purchase price and number of shares that will be subject to the new options.  Under such circumstances, the type of security and the number of shares covered by your new option would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition.  As a result of this adjustment, you may receive new options covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock.  Depending on the structure and terms of this type of transaction, optionholders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition.  This could result in a greater financial benefit for those optionholders who did not participate in this offer and retained their option awards.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate the employment of some or all of our employees before the completion of this offer.  Termination of your employment for this or any other reason before the new grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events occurring after the new grant date.  In the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares occurs, the Administrator in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2009 Plan, will adjust the number and class of shares that may be delivered under the 2009 Plan and/or the number, class, and price of shares covered by each outstanding award.

In the event of a merger or a change in control (as defined in the 2009 Plan), the Administrator will have authority to determine the treatment of outstanding awards, including, without limitation, that: awards be assumed or substantially equivalent award substituted by the acquiring or succeeding corporation or its affiliate; awards will terminate upon or immediately prior to consummation of such transaction, upon providing written notice to the participant; outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such transaction and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of the transaction; an award terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon exercise of the award or realization of the participant’s rights as of the date of the transaction, or an award be replaced with other rights or property selected by the Administrator in its sole discretion; or any combination of the foregoing.

If the successor corporation does not assume or substitute outstanding awards, the options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.  The Administrator will not be required to treat all outstanding awards the same in the transaction.  In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Company will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Transferability of new options and eligible options.

New options you receive in connection with this offer will be subject to a new option agreement which generally will provide that new options may not be transferred in any manner other than by will or by the laws of descent and distribution.  However, the Administrator may permit an option to be transferred during the optionholder’s lifetime in the manner and to the extent determined by the Administrator, subject to the provisions of the 2009 Plan.

Eligible options may not be transferred in any manner other than by will or by the laws of descent and distribution.

Registration and sale of shares underlying new options.

All of Avistar’s shares of common stock issuable upon the exercise of vested new options have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC.  Unless you are an employee who is considered an affiliate of Avistar for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of vested new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of new options and exchanged options, as well as the consequences of accepting or rejecting this offer.  If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you.  We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10. Information concerning Avistar.

Avistar is an innovation leader in the unified visual communications industry, with more than 15 years experience providing proven business-class desktop videoconferencing technology. Avistar’s solutions and patented technologies are used across a broad spectrum of industries with deployments ranging in size from 30-30,000 users. Avistar’s technology also helps to power solutions from IBM, LifeSize, Logitech and many other leading unified communications vendors. Avistar works with leading channel partners and resellers including AVI-SPL, CityIS, Fontel, Jenne, Media Plus and SCH/SCC in more than 40 countries.

Avistar creates technology that provides the missing critical element in unified communications: bringing people in organizations face-to-face, through enhanced communications for true collaboration anytime, anyplace. Our latest platform, Avistar C3™, draws on over a decade of market experience to deliver a single-click desktop videoconferencing and collaboration experience that moves business communications into a new era. Available as a stand-alone solution, or integrated with existing unified communications software from other vendors, Avistar C3™ users gain an instant messaging-style ability to initiate video communications across and outside the enterprise. Patented bandwidth management enables thousands of users to access desktop videoconferencing, Voice over IP (VoIP) and streaming media without requiring substantial new network investment or impairing network performance.  By integrating Avistar C3™ tightly into the way they work, our customers can use our solutions to help reduce costs and improve productivity and communications within their enterprise and between enterprises and, to enhance their relationships with customers, suppliers and partners. Using Avistar C3™ software and leveraging video, telephony and Internet networking standards, Avistar solutions are designed to be scalable, reliable, cost effective, easy to use, and capable of evolving with communications networks as bandwidth increases and as new standards and protocols emerge. We currently sell our system indirectly to the small and medium sized business, or SMB, and globally distributed organizations, or Enterprise markets comprising the Global 5000. Our objective is to establish our technology as the standard for networked visual unified communications and collaboration through limited direct sales, indirect channel sales/partnerships and the licensing of our technology to others.

We have three go-to-market strategies. Product and Technology Sales involves direct and channel sales of video and unified communications and collaboration solutions and associated support services to the Global 5000. Partner and Technology Licensing involves co-marketing, sales and development, embedding, integration and interoperability to enterprises, and  IP Licensing involves the prosecution, maintenance, support, licensing and sale of the intellectual property that we have developed, some of which is used in our products.

Since inception, we have recognized the innovative value of our research and development efforts, and have invested in securing protection for these innovations through domestic and foreign patent applications and issuance. We also seek to sell or license these patents. As of March 31, 2010, we held 1 foreign patent, have 1 foreign patent application pending and have 7 applications pending with the United States Patent and Trade Office, which we look to license or sell to others in the collaboration technology marketplace.

Avistar’s principal offices are located at 1875 South Grant Street, 10th Floor, San Mateo, California 94402, our telephone number is (650) 525-3300 and our website can be accessed at www.avistar.com. Information contained or referenced on our website is not incorporated by reference into, and does not form a part of, this Offer to Exchange. Questions regarding this offer should be directed to:

Investor Relations Department
Avistar Communications Corporation
1875 South Grant Street, 10th Floor
San Mateo, CA 94402
Telephone (650) 525-3300
Email: ir@avistar.com

The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2009, and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, is incorporated herein by reference. Please see Section 17 of this Offer to Exchange entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a negative book value per share of $0.08 on March 31, 2010 (calculated using the book value as of March 31, 2010, divided by the number of outstanding shares of our common stock as of March 31, 2010).

11. Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers as of May 14, 2010, is attached to this Offer to Exchange as Schedule A.  The members of our board of directors may participate in this offer.  As of May 14, 2010, our executive officers and directors (12 persons) as a group held options unexercised and outstanding under the Company’s stock plans to purchase a total of 6,367,658 of our shares, which represented approximately 56.6% of the shares subject to all options outstanding under our stock plans as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of May 14, 2010.  The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 11,253,292 as of May 14, 2010.

Name	Position	Number of Options Outstanding	Percentage of Total Outstanding Options
Robert F. Kirk	Chief Executive Officer and Director	1,500,000	13.3%
Elias A. MurrayMetzger	Chief Financial Officer, Chief Administrative Officer and Corporate Secretary	360,058	3.2%
Stephen M. Epstein	Chief Marketing Officer	482,324	4.3%
Bryan M. Kennedy	Vice President, Business Development	−	−%
J. Chris Lauwers	Chief Technology Officer	893,138	7.9%
Anton F. Rodde	President, Intellectual Property Division	1,098,138	9.8%
Stephen W. Westmoreland	Chief Information Officer	−	−%
Gerald J. Burnett	Chairman of the Board	100,000	0.9%
William L. Campbell	Director	1,080,000	9.6%
Craig F. Heimark	Director	230,000	2.0%
R. Stephen Heinrichs	Director	225,000	2.0%
Robert M. Metcalfe	Director	399,000	3.5%

To the best of our knowledge, no directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock, or in transactions involving our common stock during the past sixty (60) days before and including May 18, 2010.

12. Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and, to the extent they were granted under the 2000 Plan, the shares subject to those options will be returned to the pool of shares available for grants of new awards under the 2009 Plan.  Options under the Director Plan that we acquire through the offer will be cancelled but the shares subject to those options will only be again available for grant under the Director Plan (and will not become available under the 2009 Plan).  However, the Director Plan will expire in April 2010, and as such, all of the shares remaining available for grant under the Director Plan will be cancelled and will not become re-available for grant under any of the Company’s equity compensation plans.  To the extent shares returning to the 2009 Plan are not fully reserved for issuance upon receipt of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the over-the-counter market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”).  Under ASC 718, to the extent the fair value of each award of stock options granted pursuant to the option exchange program exceeds the fair value of the surrendered options at the modification date; such excess is considered incremental compensation.  This excess, in addition to any remaining unrecognized expense for the eligible options surrendered in exchange for the new options, will be recognized by the Company as an expense for compensation.  This expense will be recognized ratably over the vesting period of the new options in accordance with the requirements of ASC 718.  In the event that any awards of new options are forfeited prior to their vesting due to termination of an employee’s or director's service, the compensation cost related to the forfeited stock options will not be recognized.

13. Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any over-the-counter market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein.  Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.  Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new grant date, we will not grant any new options.  We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new grant date we will not grant any new options and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14. Material U.S. federal income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new options pursuant to the offer for those eligible service providers subject to U.S. federal income tax.  This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders.  If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you.  We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Optionholders who exchange outstanding options for new options (that are non-statutory stock options) generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.  We believe that the exchange will be treated as a non-taxable exchange.  So that you are able to understand the tax consequences of your new options, we have included the following summaries of the tax consequences generally applicable to non-statutory stock options under U.S. federal tax law.

The new options generally will be of the same type (for U.S. tax purposes) as the exchanged options, but with some exceptions.  If your exchanged options are incentive stock options for purposes of the U.S. Internal Revenue Code, your new options will remain incentive stock options only to the maximum extent they still qualify as incentive stock options under the U.S. tax laws on the new option grant date.  For options to qualify as incentive stock options under the current U.S. tax laws, among other requirements, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price.  The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.  As a result, any portion of your new option that vests in the same calendar year as the new option grant date (which currently is expected to be June 15, 2010) will count toward this limit and therefore a portion of your new option may exceed the limit and no longer qualify as an incentive stock option.  They will instead be nonstatutory stock options.

If your exchanged options are nonstatutory stock options for purposes of U.S. tax law, your new options also will be nonstatutory stock options.

This offer is currently expected to remain open for twenty-nine (29) days.  If we extend this offer such that it is open for thirty (30) days or more, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified.  The commencement date of the offer (May 18, 2010) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options.  As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the date this offer commenced (May 18, 2010) (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option.  If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.  For more detailed information, please see the information below.  For tax consequences relating to not exchanging eligible options that are classified for U.S. tax purposes as nonstatutory stock options, please see the information below.

Nonstatutory stock options.

Under current U.S. tax law, an optionholder generally will not realize taxable income upon the grant of a non-statutory stock option.  However, when you exercise a non-statutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay.  If the exercise price of a non-statutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

We generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss.  The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 1 year.  The holding period for the shares generally will begin just after the time you recognized income.  The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a non-statutory stock option generally will constitute wages for which withholding will be required.

Incentive stock options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option.  In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option.  However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option.  Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying.  The disposition of the option shares is qualifying if it is made:

•	more than two (2) years after the date the incentive stock option was granted; and

•	more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale.  Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option.  If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

We recommend that you consult your tax advisor with respect to the U.S. federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you.  We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

15. Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options.  If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below.  If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date.  In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to optionholders or by decreasing or increasing the number of options being sought in this offer.  As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange.  Therefore, if we extend the offer period for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification.  If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and, if necessary, we will extend the offer period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17. Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the materials listed below that we have filed with the SEC before making a decision on whether to elect to exchange your options.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  This Offer to Exchange incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions to Form 8-K).  These documents contain important information about us.

1.	Our definitive proxy statement on Schedule 14A for our 2010 Annual Meeting of Stockholders, filed with the SEC on April 30, 2010;

2.	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC on May 7, 2010;

3.	Our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 30, 2010;

4.
Our current reports on Form 8-K filed with the SEC on January 4, 2010, January 19, 2010, January 25, 2010, January 26, 2010, January 28, 2010, February 8, 2010, March 8, 2010, March 30, 2010, April 22, 2010 and April 29, 2010;

5.
The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 11, 2000 and any further amendment or report filed thereafter for updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Investor Relations, Avistar Communications Corporation, 1875 South Grant Street, 10th Floor, San Mateo, CA 94402, Attention: Elias MurrayMetzger.

As you read the documents listed above, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18. Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual reports on Form 10-K for the fiscal year ended December 31, 2009, and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, are incorporated herein by reference.  More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the optionholders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer.  You should rely only on the information in this document or documents to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Avistar Communications Corporation
May 18, 2010

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF AVISTAR CORPORATION

The directors and executive officers of Avistar Corporation are set forth in the following table:

Name	Position and Offices Held
Robert F. Kirk	Chief Executive Officer and Director
Elias A. MurrayMetzger	Chief Financial Officer, Chief Administrative Officer and Corporate Secretary
Stephen M. Epstein	Chief Marketing Officer
Bryan M. Kennedy	Vice President, Business Development
J. Chris Lauwers	Chief Technology Officer
Anton F. Rodde	President, Intellectual Property Division
Stephen W. Westmoreland	Chief Information Officer
Gerald J. Burnett	Chairman of the Board
William L. Campbell	Director
Craig F. Heimark	Director
R. Stephen Heinrichs	Director
Robert M. Metcalfe	Director

The address of each executive officer and director is:

Avistar Communications Corporation
1875 South Grant Street, 10th Floor
San Mateo, CA 94402

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SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. SERVICE PROVIDERS

UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new options pursuant to the Offer to Exchange for those eligible service providers subject to tax in the United Kingdom. This summary is based on the tax laws in effect in the United Kingdom as of April 2010. We have not obtained a tax ruling or other confirmation from the tax authorities in the United Kingdom with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible service providers. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options, or you sell shares of common stock acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or if you are not treated as resident, ordinarily resident and domiciled in the U.K., the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the new options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of the new options.

Note that if you elect to exchange your eligible options for the grant of the new options, the new options will be subject to your agreement to pay the employer’s portion of National Insurance Contributions (“NICs”) on the income at exercise of the new options and to execute a joint election with the Company for this purpose. Your eligible options were not subject to a joint election for your payment of the employer NICs and you are strongly advised to consult with your personal tax advisor regarding the tax consequences of voluntary participation in the Offer to Exchange and the transfer of employer NICs to you.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

When you exercise the new options, you will be subject to income tax and employee NICs on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Pursuant to a joint election that you will be required to enter into if you elect to participate in the offer to Exchange, you will also be liable for paying the employer’s portion of NICs on the spread when you exercise the new options. Your employer will calculate the income tax and NICs due by way of withholding on exercise of the New Options and account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) on your behalf.

B-1

If, for any reason, your employer is unable to withhold the income tax and NICs from you under the Pay As You Earn (“PAYE”) system or by another method permitted in your option agreement within 90 days after the exercise, release, assignment or cancellation of the new option received under the Offer to Exchange (the “Taxable Event”), then the amount that should have been withheld constitutes a loan owed by you to your employer, effective 90 days after the Taxable Event. The loan will bear interest at the U.K. statutory rate, it will be immediately due and repayable by you and your employer may recover it at any time thereafter by withholding through any of the payment methods set forth in the applicable option agreement. Notwithstanding the foregoing, if you are an officer (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), and the applicable income taxes and NICs are not paid by you within 90 days of the Taxable Event, the amount of any uncollected taxes or NICs may constitute a benefit to you on which additional income tax and NICs may be payable.

Sale of Shares

When you subsequently sell the shares acquired at exercise of the new options, you will be subject to capital gains tax (currently at a flat rate of 18%) on any gain realized on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100).

Furthermore, if you acquire other shares in the Company, you must take into account the share identification rules in calculating your capital gains liability. Please consult your personal tax advisor to determine how share identification rules apply in your particular situation.

Withholding and Reporting

Your employer is required to withhold income tax and employee NICs, as described above. On your employer’s annual tax and share plan returns, your employer is also required to report to HMRC the details of the Offer to Exchange, the grant of the new options, the exercise of the new options, other related income and any tax withheld. You are responsible for reporting the exercise of the new options and for reporting and paying any tax resulting from the sale of shares.

B-2